EXHIBIT 10.4
            _______________________________

                                 LEASE

THIS LEASE made and entered this 2nd day of December, 1996, by and between 8674 Corporation, a Louisiana corporation, hereinafter called "Lessor", and Media Entertainment, Inc. hereinafter called "Lessee".

1. Lessor does hereby lease unto Lessee and Lessee does hereby lease and take from Lessor for the term and on the conditions set forth in this Lease that certain property of approximately 425 square feet located at 8748 Quarters Lake Road, Suite 1 and 2, Baton Rouge, Louisiana 70809.

2. The term of this Lease shall be month to month, beginning on the 15th day of December, 1996. Lessor covenants to deliver actual possession of the demised premises as soon as possible and rent shall be pro-rated from that date.

3. As consideration for this Lease and the covenants of Lessor herein contained, Lessee shall pay to Lessor, based on an annual cash rental of six thousand five hundred eighty three and 20/100 dollars ($6,583.20), herein referred to as the "base rent", payable in monthly installments of $five hundred forty eight and 60/100 dollars ($548.60) on the first day of each month in advance.

4. Lessee intends to use the demised premises for the conduct of its business, and it is agreed that such use is a lawful use of the demised premises.
Lessee
shall at all times use the demised premises in accordance with all applicable laws, ordinances and regulations of any governmental body governing use of the demised premises and shall at all times keep the demised premises free and clear from any nuisance of filth thereon. Lessee and all employees of Lessee shall not dispose of refuse in the parking area, walkways or surrounding grounds. Further, Lessee covenants Lessee and all employees of Lessee shall maintain proper decorum and not act in a loud and/or boisterous manner and further allow other Lessee's quite enjoyment of the demised premises.

5. Lessor shall at Lessor's cost be responsible for structural maintenance and repairs, and for all the maintenance and repair of the exterior of the building including the paved parking area, sidewalks, and all windows and window glass. Lessor shall also maintain, at his sole cost, the heating, air conditioning, lighting, electrical, plumbing and other utility systems in good condition and repair and shall effect such repairs and maintenance thereto that shall be required to maintain the demised premises in good condition and repair.
Lessor will, at Lessor's cost, be responsible for routine interior maintenance of the building, including, painting, light bulb tubes and air conditioning filters.

6. Lessor will provide at Lessor's cost, janitorial services required within the demised premises and Lessor will pay for utility services consumed within the demised premises. However, Lessee shall take all steps a prudent business person would take to reduce said utility costs. Lessor shall provide adequate garbage and water service at Lessor's sole cost. Lessor shall further provide Lessee free use of a reception area and free scheduled use of a conference room and shall collect and deposit Lessee's mail in the United States Mail each afternoon.

7. Lessee shall have the right to make alterations or improvements to the demised premises, subject to Lessor's written consent, which consent would not be reasonably withheld, and at Lessee's cost. Any improvements, alterations or additions made by Lessee shall be made in accordance with applicable laws, ordinances and regulations of any governmental body jurisdiction thereof. Any attached improvements (exclusive of those used in Lessee's business) shall remain in the building at the end of the Lease period.

8. Lessor shall carry, at its own cost, free and extended coverage insurance, and vandalism and malicious mischief insurance and outside liability insurance on the demised premises and the property of which the demised premises are a part to the extent Lessor shall deem appropriate. Lessee shall carry at its own cost, fire and extended coverage, insurance and vandalism insurance and malicious mischief insurance on the property of the Lessee placed in or upon the demised premises to the extent that Lessee shall deem appropriate.

9. If the demised premises are damaged or destroyed and if they can be restored so that they will not be untenantable for a period in excess of sixty
(60) days, the premises shall be restored promptly by Lessor at Lessor's cost and there shall be an equitable abatement of rent for actual impairment of use by Lessee during the period prior to restoration. If the demised premises are damaged or destroyed so that they cannot be restored within sixty (60) days, then either party shall have the option of terminating this Lease by giving written notice of termination to the other within thirty (30) days of such damage or destruction; if neither party elects to terminate the Lease, the premises shall be restored promptly at Lessor's cost and there shall be an equitable abatement of rent for actual impairment of use by Lessee during the period prior to restoration.

10. If the entire demised premises or such of the demised premises that the conduct of Lessee's business thereon shall be substantially impaired or shall be taken by exercise of a right of eminent domain or shall be conveyed under threat of condemnation, this Lease shall terminate on the date of passage of title to the authority exercising the right of eminent domain and the rent shall be adjusted to that date. If part of the demised premises shall be taken by exercise of a right of eminent domain or conveyed under threat of condemnation and if the conduct of Lessee's business on the demised premises shall not be substantially impaired thereby, then this Lease shall continue in full force and effect except that there shall be, from the date of passage of title for the part taken or conveyed to the condemning authority, an abatement of rent sufficient to compensate Lessee for the loss of use of the part so taken or conveyed. If part of the building shall be so taken or conveyed and this Lease shall continue, Lessor shall promptly, at its cost, repair and restore the building to a complete architectural unit, and there shall be an equitable abatement of rent for actual impairment of use by Lessee during the period prior to restoration.

11. Lessor covenants that Lessee, upon paying the rent herein reserved and performing the covenant and agreements herein contained to be performed by Lessee, shall peacefully and quietly have, hold and enjoy the demised premises during the term and any extended term of this Lease, and Lessor shall protect Lessee's right to use the parking area adjacent to the demised premises.

12. All personal property including partitions and equipment placed on or in the demised premises by Lessee, shall remain the property of Lessee, whether or not physically attached to the demised premises, and the Lessee may remove such property at any time during the term of this Lease, but Lessee shall, at its cost, repair any damage to the demised premises covered by the removal of such property to the satisfaction of Lessor.

13. Lessee shall have the right to assign this Lease or sublet the demised premises with Lessor's written consent, such consent not to be unreasonably withheld.

14. It is agreed as a further condition of this Lease, at the filing of any petition in bankruptcy or insolvency, by or against the Lessee, shall be deemed to constitute a breach of the Lease and shall ipso facto and without notice of default or any other action by Lessor, terminate this Lease with Lessee being liable for damages in the amount equal to the balance of the rent and any other monetary covenants of the Lease.

It shall be a default when Lessee fails to pay any rent when due or fails to pay any other money covenant contained herein, the noncompliance with any other terms and conditions of this Lease, which default shall, at the option of
Lessor, accelerate the entire balance of Lease payments due for the remainder of the term of this Lease, together with an additional twenty percent (20%) of the amount due for attorneys fees; alternatively, Lessor shall have the option in the event of a default to cause the Lessee to be evicted from possession of the premises and Lessor restored to such possession. Lessor shall be required to proved Lessee with written notice only of any non-monetary default and in such notice Lessor shall state the nature of the default and provide Lessee five (5) days from the receipt of such notice by Lessee to cure the default before taking any action against Lessee as proved for herein.
This notice shall not be required when the default is the nonpayment of rent or any other monetary covenant.

15. In the event Lessor shall fail to perform any covenant of Lessor or comply with any other condition imposed on Lessor under this Lease, Lessee may give notice in writing to Lessor specifying the nature of such default. If
Lessor shall fail to cure such default within thirty (30) days after the date of such notice or if such default is such that it cannot reasonably be cured within thirty (30) days from the date of such notice, then if Lessor shall fail to use reasonable diligence in curing such default, Lessee may take such reasonalbe steps as it may deem necessary to cure such default, and if any expense shall be incurred thereby, Lessee may reimburse itself therefor from the amount due Lessor under the Lease, but only after Lessee has provided Lessor with an itemized statement of such expense and allowed Lessor ten (10) days to directly reimburse Lessee for such expense.

16. The base rent set forth in Clause 3 of this Lease has been fixed in part to cover present and future real estate and property taxes levied on the land and building which comprise the deemised premises. In the event Lessee is in possession of the demised premises during the period hereinafter covered, and in the event such taxes for the tax year subsequent to the period covered by the 994 tax bill are increased, then Lessee will pay its pro-rata portion of such increase or increases, not to exceed five percent (5%) of the base rent per year, as additional rent with the amount of the increase divided by twelve with
1/12 of such increase added to each of the succeeding twelve months' rental payments. A receipted tax bill shall be sufficient evidence of the amount of taxes so imposed. This provision shall apply to the renewal terms as provided below for years subsequent to 1994 and any further extended terms of this Lease.

17. Lessor, upon notification from Lessee of Lessee's desire to Lease additional office space, shall allow Lessee the first right to Lease or refuse said space prior to leasing said space to any other person(s) or business organizations.

18. The base rent provided for in clause 3, in the event the Lessee retains possession of the demised property for one year or longer, shall be increased three percent (3%) of the base rent on each annual anniversary date of the Lease for as long as the Lease shall remain in effect.

19. Immediately upon termination of this Lease, by expiration of the Lease term, or any extended Lease term, or otherwise, Lessee and any assignee or sublessee of Lessee, will quit and immediatley deliver possession of the demised premises to Lessor without notice or process of law, and no holdover of possession, with or without consent of Lessor, shall effect an extension of renewal of this Lease.

20. No waiver of any forfeiture by acceptance of rent or otherwise shall constitute a waiver of any subsequent cause of forfeiture or breadch of any term or condition of thsi Lease.

21. Any notice to be given under this Lease by Lessor or Lessee shall be given in writing and shall be mailed by registered mail to Lessee or Lessor as appropriate and addressed as follows:

Lessor:                                   Lessee:
8674 Corporation                   Media Entertainment, Inc.
8674 Quarters Lake Rd.         8748 Quarters Lake Rd.
Baton Rouge, LA 70809         Baton Rouge, LA 70809

or to such address as Lessor or Lessee may direct in writing from time to tiem. Any notice so given shall be deemed given when mailed.

22. We hereby acknowledge receipt of the keys to suites #1 & 2, the upper and lower locks. Lessee agrees that the above described key(s) shall be returned to Lessor upon termination of this Lease, at which time said deposit shall be refunded. Lessee further agrees, if for any reason, the above-described key(s) are lost, stolen or otherwise not returned to Lessor and it is determined by Lessor the security of the Leased building is jeopardized, Lessee agrees to re-key, at Lessee's cost, all locks affected by the unreturned key(s).

23. This Lease attached hereto, which is incorporated herein by reference, constitute the entire agreement between the parties.

IN WITNESS WHEREOF, the parties have exectuve this Agreement on the date below written.

LESSOR:

8674 Corporation                                          /s/
By: /s/                     Date: 12/2/96                 Witness

LESSEE:

Media Entertainment, Inc.                             /s/
By: /s/ David M. Loflin    Date: 12/2/96        Witness